Exhibit 99.1

December 9, 2003

News Release
 Source: EnXnet, Inc.

EnXnet, Inc. Announces EnXDeck Marketing and Development Arrangement

Tulsa, Okla - (BUSINESS WIRE) - December 9, 2003 - EnXnet, Inc. (OTCBB:EXNT - news) EnXnet, Inc. announces an addition to their strategic alliance with Visuplay Interactive for the marketing and content development for the Company's exciting new product, EnXDeck. Visuplay is creating a comprehensive marketing plan targeting the corporate training and educational community. Furthermore, Visuplay has agreed to work closely with EnXnet to integrate EnXnet's proprietary compression technology, ClearVideo7, into the development of training and educational content for business and education.

Mr. Richard French, Director of New Business Development at Visuplay Interactive, Inc. had this to say: "I am very familiar with the impact CDI (Compact Disc Interactive) had in the corporate training and educational field with my experience while employed with Phillips. We look forward to working with EnXnet to develop a format that could far outpace Phillips' older technology." In addition to Mr. French's current responsibilities he sits on the Board of Directors for the DVD Association.

Visuplay Interactive serves the business community in marketing their companies, products and services with enhanced new media solutions. Its creative staff has over 15 years in the interactive business, producing CD-ROMs, Web sites, Training and Marketing Materials, and Interactive Exhibits, for startups thru Fortune 500 companies. They specialize in analyzing complicated marketing problems and solving them with energized interactive marketing solutions that entertain, educate, and stimulate.

Ryan Corley, President of EnXnet, said: "This alliance brings EnXnet a highly experienced and successful marketing organization for its products in the educational and corporate training fields. This alliance will generate revenues for EnXnet not only from the sales of EnXDeck, but in licensing of its ClearVideo7 compression technology and a share of the media development for Visuplay's customers."

The CVI (ClearVideo Interactive) used in conjunction with the EnXDeck will allow our customers the security of EnXnet's proprietary software with the added security feature of the operating system and authoring tools being embedded in the system. This means a system secure from unwanted viruses and flexible enough to allow for consumer authoring, a feature that has been generally prohibited in existing products available today.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com